Exhibit 99.1
For immediate release:

Date:	June 14, 2010

Contact:	Emily Campbell, AVP — Marketing

Tel:	(608) 252-1436
ANCHOR BANCORP WISCONSIN INC. RECEIVES REGULATORY
APPROVAL OF ANCHORBANK BRANCH SALE TO ROYAL CREDIT UNION
MADISON, Wis. — AnchorBank, fsb, a wholly owned subsidiary of Anchor BanCorp Wisconsin, Inc., (ABCW) is pleased to announce that they have received the necessary regulatory approvals and will move forward with the sale of 11 AnchorBank branches to Royal Credit Union (RCU).
The sale was approved by the NCUA (National Credit Union Association), the Wisconsin Department of Financial Institutions: Office of Credit Unions, FDIC (Federal Deposit Insurance Corporation) and the OTS (Office of Thrift and Supervision).
The branches include in the sale are located in Amery, Balsam Lake, Centuria, Menomonie, Milltown, New Richmond, Osceola, River Falls, St. Croix Falls, Somerset, and Star Prairie. The transaction is scheduled to close on Friday, June 25, with the conversion to occur over the weekend of June 26. These 11 branches will open for business on Monday, June 28, as RCU offices.
“This represents the culmination of many months of planning and activity,” said AnchorBank CEO Chris Bauer. “The branch sale is an important, positive step for AnchorBank as we work to reduce our balance sheet and improve our capital levels. We are pleased to accomplish this goal while providing employees and communities continued service.”
Under the terms of the agreement, AnchorBank will sell approximately $177 million in deposits, real estate loans and other assets.
About Anchor BanCorp Wisconsin, Inc.
Anchor BanCorp’s stock is traded on the NASDAQ exchange under the symbol ABCW. AnchorBank fsb, the wholly-owned subsidiary, has offices located in Wisconsin. More information about AnchorBank is available online at www.anchorbank.com.